VIRTUS VARIABLE INSURANCE TRUST

(the “Fund”)

AMENDMENT NO. 1 TO

THE DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 14th day of February, 2011 amends that certain Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated November 5, 2010 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of a new series of the Fund, Virtus Premium AlphaSectorSM Series, which has been approved as a party to the Plan,

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part of the Plan.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Plan.

APPENDIX A

Virtus International Series	(formerly the Phoenix-Aberdeen International Series)

Virtus Capital Growth Series	(formerly the Phoenix Capital Growth Series)

Virtus Small-Cap Growth Series	(formerly the Phoenix Small-Cap Growth Series)

Virtus Small-Cap Value Series	(formerly the Phoenix Small-Cap Value Series)

Virtus Multi-Sector Fixed Income Series	(formerly the Phoenix Multi-Sector Fixed Income Series)

Virtus Growth and Income Series	(formerly the Phoenix Growth and Income Series)

Virtus Strategic Allocation Series	(formerly the Phoenix Strategic Allocation Series)

Virtus Real Estate Securities Series	(formerly the Phoenix-Duff & Phelps Real Estate Securities Series)

Virtus Premium Alpha Sector Series